Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information Contact:

Richard Gomberg
Vice President & CFO, iVOW, Inc.
(858) 703-2820

iVOW, INC. ANNOUNCES
RECEIPT OF STAFF DETERMINATION LETTER FROM NASDAQ

SAN DIEGO, CALIFORNIA, November 28, 2006 — iVOW, Inc. (NASDAQ: IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today announced that it has received a Staff Determination Letter from the NASDAQ Stock Market (“NASDAQ”) stating that the Company is not in compliance with the filing requirements for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(14), and that its securities are, therefore, subject to delisting from the NASDAQ Capital Market.

The Company received the Staff Determination Letter from NASDAQ on November 21, 2006.  The letter indicated that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it has not filed its Quarterly Report on Form 10-QSB for the period ended September 30, 2006 in a timely manner.  NASDAQ Marketplace Rule 4310(c)(14) requires the Company to file with NASDAQ, on a timely basis all reports and other documents required to be filed with the SEC.  As previously disclosed, the Company’s audit committee is in the process of retaining a new audit firm to serve as the Company’s independent registered public accounting firm.  The Company intends to file the Form 10-QSB as promptly as possible following its retention of a new independent registered public accounting firm.

The Staff Determination Letter also indicated that the Company’s common stock will be suspended at the opening of business on November 30, 2006, and a Form 25-NSE will be filed with the SEC, which will remove the Company’s securities from listing and registration on NASDAQ unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).  As previously disclosed, on October 13, 2006, the Company received a NASDAQ Staff Deficiency Letter stating that the Company had failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4) because for 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 bid requirements.  Further, as previously disclosed, on September 20, 2006, the Company entered into an Agreement and Plan of Merger with Crdentia Corp. and iVOW Acquisition Corp. (“Merger Sub”) providing for the merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Crdentia Corp.  With these factors in mind, the Company does not intend to request a hearing before the Panel by November 28, 2006, as permitted by the letter, to review the staff’s determination.

About iVOW, Inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients. We also provide specialized vitamins to patients who have undergone obesity surgery.  Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  iVOW is the new corporate name of Vista Medical Technologies, Inc.  iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

About Crdentia Corp.

 Crdentia Corp. is one of the nation’s leading providers of healthcare staffing services.  Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing and allied shortage issue.  There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry.  Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand.  By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, providing greater diversity of client services and expanded distribution that, in turn, drive internal growth.  For more information, visit www.crdentia.com.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW, Inc.  Actual results may differ materially depending on a number of risk factors inherent in our business which are described in iVOW’s Securities and Exchange Commission filings which are available at www.sec.gov.  In addition, there can be no assurance that iVOW and Crdentia will complete the transactions contemplated by the Merger Agreement, or that iVOW will be able to satisfy all required closing conditions, including obtaining the requisite stockholder approvals.  iVOW undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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